EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES THIRD QUARTER REVENUES RISE 53% TO $63.8 MILLION

New Unit Shipments Increase 145% to 3,926 Gaming Devices, Including 2,639 New
Bluebird™ Gaming Devices, While Product Sales Gross Margin Reaches 42% -

- Open Orders for Participation Games Exceed 1,000, Including 641 Incremental Placements -

Waukegan, Illinois, May 5, 2004 -— WMS Industries Inc. (NYSE:WMS) today reported net income of $466,000 or $0.02 per diluted share, for the Company’s fiscal third quarter ended March 31, 2004, compared to a net loss of $1.9 million or $0.06 loss per diluted share for the March 2003 quarter. Total revenues for the March 2004 quarter increased 53%, or $22.0 million, to $63.8 million, compared to $41.8 million of revenues in the March 2003 quarter. The increase in quarter-over-quarter revenue is due to a 145% rise in new unit shipments in the March 2004 quarter compared to the prior year quarter.

The following table summarizes the key components related to revenue generation in the Company’s three- and nine-month periods ended March 31:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Product Sales Revenues	$42,653,000	$20,257,000	$98,383,000	$57,082,000
Total New Units Sold	3,926	1,601	9,019	4,406
Average Sales Price Per Unit	$8,794	$8,085	$8,551	$8,237
Parts, Used Games, Conversions and OEM Revenues Included In Product Sales Revenues	$8,127,000	$7,313,000	$21,259,000	$20,790,000
Gaming Operations Revenues	$21,157,000	$21,524,000	$63,648,000	$70,735,000
Average Participation Installed Base	4,202	5,336	4,535	5,658
Installed Participation Base at Period End	4,216	5,300	4,216	5,300
Net Revenue Per Day Per Machine	$37.87	$37.10	$39.09	$38.51

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WMS Industries Inc., 5/5/04	page 2

The increase in total revenues was due to $21.6 million in higher gaming machine sales and an increase of $814,000 in parts, used games, conversion and original equipment manufacturing (OEM) revenues, partially offset by a $367,000 reduction in gaming operations revenues. New unit sales increased by 145% to 3,926 units as we shipped 2,639 new Bluebird video gaming devices after receiving additional regulatory approvals. Additionally, we shipped 422 legacy units and 865 video lottery terminals (VLT) during the March 2004 quarter. Average selling prices of new units increased 9% to $8,794 reflecting the benefit of higher priced Bluebird video gaming devices partially offset by lower priced VLT units. In the March 2004 quarter, revenues from parts, used games, conversions and OEM revenues increased 11% compared to the prior year quarter due to greater OEM sales in the March 2004 quarter and sales of CPU-NXT™ upgrade conversion kits as we received additional regulatory approvals for the operating system and additional game approvals over the last several months.

The average installed base of participation gaming devices decreased to 4,202 units in the March 2004 quarter from 5,336 units in the March 2003 quarter, while the average net revenue per day increased by $0.77 from the prior year quarter to $37.87 per day, as we continued to refresh the installed base with new games. Net revenue per day trended higher during the quarter, with the net revenue per day for the month of March averaging more than $40 per day. The installed base of gaming operations machines declined from the March 2003 quarter as our legacy operating system does not support dual port cashless gaming technology that our customers require, and the performance of certain of our older participation series has declined. In January 2004, the remaining SURVIVOR™ themed wide area progressive jackpot was terminated. Gaming operations revenues benefited from a 338% increase in royalty revenues to $4.3 million in the March 2004 quarter primarily due to increased purchases and placements of licensed WMS game content by our licensees.

We expect growth in our installed base of gaming operations machines when we begin to install two new participation series, both of which will include cashless technology — MEN IN BLACK™ and MATCH GAME™ — on our new Bluebird cabinet later in the June quarter. In addition, we expect to launch the first MONOPOLY™ themed participation game on the Bluebird platform, Once Around Deluxe™ during the June quarter. We also now expect early approval from Nevada regulators for our wide area progressive system and anticipate launching this new product — MONOPOLY Money™ — in late May in Nevada. This approval allows an earlier product launch than our previous expectations. At this point, we have an aggregate 641 orders for incremental participation game placements and over an additional 400 orders for participation game theme conversions.

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WMS Industries Inc., 5/5/04	page 3

Total gross profit increased 42% to $34.4 million for the March 2004 quarter from $24.3 million in the March 2003 quarter. The gross profit margin on product sales revenues was 42% for the March 2004 quarter, up from 37% in the prior year quarter, reflecting a mix of higher margin products sold in the March 2004 quarter compared to the March 2003 quarter. The gross profit margin on gaming operations was essentially unchanged at 79% from the March 2003 quarter to the March 2004 quarter, as the increases in higher average net revenue per day and higher royalties received from licensees was offset by higher royalty rates payable to licensors.

Research and development expenses increased $1.9 million, or 19%, to $11.9 million in the March 2004 quarter compared to $9.9 million in the prior year quarter due to the ongoing execution of our technology improvement plan, product approval costs, product line expansion costs and increased game offerings. With higher costs related to the regulatory approval process and a greater number of product lines and game theme offerings, we expect quarterly research and development expenses for the next several quarters to continue to exceed levels from those experienced in prior year quarters.

Selling and administrative expenses increased $1.9 million, or 14%, to $14.8 million in the March 2004 quarter compared to $12.9 million in the March 2003 quarter, due to the ongoing execution of our re-emergence plan. We expect that selling and administrative expenses will continue to rise as we market the CPU-NXT operating system and Bluebird cabinet in more jurisdictions, and support our diversification into multiple product lines.

Depreciation and amortization expense decreased by $63,000 as the level of investment in gaming devices for gaming operations has been lower than in prior quarters. We expect that the level of investment in gaming devices for gaming operations will increase beginning in the June 2004 quarter as we prepare for the initial launch of three new participation game themes and our initial wide area progressive game theme installed in our new Bluebird cabinet.

WMS generated operating income of $1.2 million in the March 2004 quarter, compared to an operating loss of $5.2 million in the March 2003 quarter. The improved operating performance in the fiscal 2004 third quarter resulted from a $10.1 million increase in gross profit, partially offset by a $1.9 million increase in research and development expenses and a $1.9 million increase in selling and administrative expenses.

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WMS Industries Inc., 5/5/04	page 4

We incurred interest and issuance cost amortization expense of $956,000 in the March 2004 quarter related to our 2.75% Convertible Notes issued in summer 2003. This amount was partially offset by $454,000 of other income, primarily interest and investment income earned on cash and short-term investments, which at March 31, 2004 amounted to $133.1 million.

“During the fiscal third quarter we achieved excellent progress in two critical areas that are the primary focus of our re-emergence plan,” stated Brian Gamache, President and Chief Executive Officer. “First, we continued to receive additional anticipated regulatory approvals for new products; and second, we continued to successfully deploy our new Bluebird cabinet featuring CPU-NXT, which has led to sales growth. Our recent progress includes:

•	Shipment of 3,926 new gaming devices in the March 2004 quarter, which was 426 units or 12% higher than the 3,500 units we indicated in February for third quarter shipments, and 145% above unit shipments in the prior year quarter. In addition, largely due to the higher average sales price of $9,769 for our Bluebird gaming machines, our average sales price for new gaming devices increased to $8,794 or 9% over the prior year quarter. We also shipped 585 CPU-NXT upgrade kits during the March 2004 quarter.

•	Continued strong demand for our products. Since we commenced the sales process last September, we have issued sales orders or executed agreements for the sale of 16,152 video gaming devices and CPU-NXT upgrade kits addressing roughly one-third of the 50,000+ WMS legacy video gaming devices in casinos. Over the last three months we have signed additional agreements or sales orders with Caesar’s, Mandalay Bay, Boyd, Aztar and Majestic Star and continue to experience high demand at Native American facilities and individual casino properties. We believe achieving this level of customer acceptance this early in the roll-out process bodes well for our future success. Through March 31, 2004, we had shipped 4,705 Bluebird units and CPU-NXT upgrade kits, in aggregate, which means that we’ve only addressed about 9% of our installed base of legacy video gaming devices.

•	Continued substantial progress on the regulatory approval front. Following more than two years of development of CPU-NXT, Bluebird, and our broad range of new products, including our mechanical reel platform, wide area progressive system and poker games — we believe that we are now only about 60 days from receiving substantially all of the approvals from each of the six North American gaming labs for these products. We still have several important approvals to obtain, especially for ticket-in ticket-out printer devices, our new product lines, several hardware options and other peripheral equipment that some of our customers require.

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WMS Industries Inc., 5/5/04	page 5

“Over the last two years, we worked hand-in-hand with regulators to navigate the regulatory approval process with tremendous success,” reported Gamache. “Today I can report that as a result of the success of the field trial for our new wide area progressive system in Nevada, we have been accelerated to the May agenda for the Nevada Gaming Control Board and Nevada Gaming Commission, which should allow us to move the Nevada product launch date up by one month. Based on customer feedback, we recently made the decision to delay the launch of our new mechanical reel spinning product line until the September quarter based on our belief that by clustering as many as nine new mechanical spinning reel spinning themes together, we will ensure a more successful launch of this important new product line.

“The reported performance of our new game themes continues to be impressive,” continued Gamache. “As a result, we believe that our gaming operations business will also resume growth in unit placements starting later this quarter with the launch of two new participation series and a new MONOPOLY themed game on the Bluebird platform coupled with the early launch of our wide area progressive system.

“The performance of our new wide area progressive system with the MONOPOLY Money game has been great,” stated Gamache. “In Nevada, where the games have been on field trial at Harrah’s Las Vegas and the Rio for over eighty days, the eight gaming devices are three coin quarter devices and have averaged over $3,800 coin-in per day with each of the two base games — MONOPOLY Money 7’s™ and Wild Chance™ — earning at about the same level. This level of coin-in represents strong performance, especially because during a field trial we cannot conduct any marketing or promotional events to support the product. The field trial of the twelve games on the Native American link at Harrah’s Rincon in California and Harrah’s Prairie Band in Kansas has been running for over 30 days and we expect regulatory approval in June.

“Without the benefit of the launch of our mechanical reel spinning product line, we still anticipate that our new unit shipment number in the June quarter will exceed 4,000 units,” stated Gamache. “We also expect with the launch of four new participation games in the Bluebird cabinet, including our first WAP system in Nevada, that the installed base at June 30, 2004 will show nice growth over March 31, 2004. However, with most of these installs expected to occur in the latter part of the June quarter, the benefit to June quarter results will be modest. As a result, the June 2004 quarter will show a slight income improvement from the March 2004 quarter and as we head into fiscal 2005

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WMS Industries Inc., 5/5/04	page 6

with the accelerated momentum in product sales revenues and the improved gross margin on product sales, we believe we are well positioned for improved performance in fiscal 2005. While we are still completing our fiscal 2005 budget, we are comfortable with revenue estimates of $340 million to $360 million. This represents a 29% to 36% increase over the revenues in fiscal 2001, the year we generated our highest annual revenues. We presently have a much higher expense structure than in fiscal year 2001 and as we finalize the budget over the coming months, we expect to provide updated guidance early in fiscal 2005. We expect that this anticipated revenue growth will begin to generate an appropriate return on the investments we have made over these past two years.

“Our goals for fiscal 2004 were to obtain product approvals, launch our new products and build sales, all of which are contributing to our return to profitability,” concluded Gamache. “By the end of the June quarter, we will have attained each of these goals. Our goals for fiscal 2005 are to execute on a growth plan that calls for us to regain market share in the video product line and garner new market share for our new mechanical reel spinning platform, wide area progressive systems and poker products, while building sales orders for all of our product lines. Attaining these goals will result in appropriate returns on the investments we have made over the past two years to rebuild the Company based on quality and product integrity, with the best of class engineers, designers and infrastructure.”

WMS Industries Inc. is hosting a conference call and web cast at 4:30 p.m. EDT today, Wednesday, May 5, 2004. The conference call numbers are (212) 676-5020 or (415) 904-7360. To access the live call on the Internet, log on to www.wmsgaming.com. (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for sixty days on the Internet via www.wmsgaming.com.

MONOPOLY is a trademark of Hasbro Inc. ©2004 Hasbro. Used with permission. All rights reserved.
SURVIVOR is a trademark of Survivor Productions LLC.
MEN IN BLACK ™ & © 2004 Columbia Pictures Industries, Inc. All rights reserved.
MATCH GAME is a trademark of FremantleMedia Operations BV. Licensed by FremantleMedia Licensing Worldwide.
CPU-NXT, Bluebird, Once Around Deluxe, Money 7’s and Wild Chance are trademarks of WMS Gaming Inc. All rights reserved.

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WMS Industries Inc., 5/5/04	page 7

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may, “ “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to the rapid development of new technologies and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business — Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2003. We make no commitment to update any forward-looking statements, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our recent Form 10-Q and 8-K reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture and sale and lease of gaming machines and video lottery terminals, or VLTs.

- tables follow -

WMS Industries Inc., 5/5/04	page 8

WMS INDUSTRIES INC.
Consolidated Statement of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenues:
Product Sales	$42,653	$20,257	$98,383	$57,082
Gaming Operations	21,157	21,524	63,648	70,735

Total Revenues	63,810	41,781	162,031	127,817

Costs and Expenses:
Cost of Product Sales	24,951	12,816	58,999	35,129
Cost of Gaming Operations	4,383	4,625	11,780	14,234
Research and Development	11,857	9,949	32,339	29,339
Selling and Administrative	14,776	12,925	41,856	36,452
Depreciation and Amortization	6,596	6,659	19,010	20,704

Total Costs and Expenses	62,563	46,974	163,984	135,858

Operating Income (Loss)	1,247	(5,193)	(1,953)	(8,041)
Interest and Other Income and (Expense), Net	(502)	851	(896)	1,824

Income (Loss) Before Income Taxes	745	(4,342)	(2,849)	(6,217)
Provision (Benefit) for Income Taxes	279	(2,394)	(1,070)	(3,092)

Net Income (Loss)	$466	$(1,948)	$(1,779)	$(3,125)

Basic Income (Loss) Per Share of Common Stock	$0.02	$(0.06)	$(0.06)	$(0.10)

Diluted Income (Loss) Per Share of Common Stock:	$0.02	$(0.06)	$(0.06)	$(0.10)

Average Number of Shares Outstanding
Basic	29,904	30,259	29,574	30,584

Diluted	30,834	30,259	29,574	30,584

-balance sheet data follows-

WMS Industries Inc., 5/5/04	page 9

WMS Industries Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2004	June 30, 2003
Assets	(Unaudited)
Cash and Short-Term Investments, Including $470 and $2,326 of Restricted Amounts for Progressive Jackpots, Respectively	$133,050	$160,307
Receivables, net	59,919	37,106
Inventories	56,558	29,806
Income Tax Receivable	5,779	7,722
Other Current Assets	25,742	15,766

Total Current Assets	281,048	250,707

Gaming Operations Machines, net	23,618	27,590
Property, Plant and Equipment, net	53,636	50,213
Other Assets	29,083	22,466

Total Assets	$387,385	$350,976

Liabilities and Stockholders’ Equity
Accounts Payable	$19,302	$10,717
Accrued Liabilities	19,484	19,074

Total Current Liabilities	38,786	29,791

2.75% Convertible Subordinated Notes Due 2010	115,000	100,000
Stockholders’ Equity:
Common Stock	16,179	16,179
Additional Paid-in Capital	204,340	197,009
Retained Earnings	42,179	43,958
Unearned Restricted Stock	(316)	(298)
Accumulated Other Comprehensive Income	1,225	1,107
Treasury Stock	(30,008)	(36,770)

Total Stockholders’ Equity	233,599	221,185

Total Liabilities and Stockholders’ Equity	$387,385	$350,976

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